Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into this 28th day of March 2014, and made effective as of the 1st day of March 2014 (the “Effective Date”), by and between Lighting Science Group Corporation (hereinafter referred to as “LSG” or “Company”), a Delaware Corporation with a business address of 1227 South Patrick Drive, Satellite Beach, Florida 32937, and Jennifer Sethre (hereinafter referred to as “Employee” or “you(r)”), an individual with a residence address of 7010 Halstead Drive, Minnetrista, MN 55364. (From time to time, Company and Employee shall be referred to collectively herein as the “Parties,” or, individually, as the “Party.”)

W I T N E S E T H:

WHEREAS, the Company wishes to retain Employee to serve as its President.

WHEREAS, Employee wishes to be so retained.

NOW THEREFORE, in consideration of the premises, of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that employee shall be employed by the Company as its President pursuant to the terms and conditions set forth herein.

1. POSITION AND DUTIES.

Employee will report to LSG’s Chairman of the Board or to his designee, and will have such duties and responsibilities as customarily appertain to the position of President, including responsibility for overseeing and managing the Company’s operations, both domestic and abroad, and/or as the Chairman may specify.

During Employee’s employment with LSG, Employee will devote her full employable time, attention and best efforts to the fulfillment of her duties and responsibilities hereunder.

2. AT WILL EMPLOYMENT.

Employee’s employment hereunder is at-will. This means that either party may terminate Employee’s employment at any time, and for any reason or for no reason.

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3. BASE SALARY.

As of the Effective Date, Employee’s annual base salary (“Base Salary”) will be Three Hundred Fifty Thousand Dollars ($350,000), less standard payroll deductions and all required withholdings, payable in accordance with LSG’s usual payroll practices.

4. RETROACTIVE BASE SALARY PAYMENT.

Within ten (10) business days following the parties’ execution of this Agreement, the Company shall pay Employee the unpaid amount of Base Salary that has accrued since the Effective Date.

5. AUTOMOBILE LEASE.

While Employee is employed hereunder, Employee will be entitled to one of the following, at the Company’s option: (i) the full-time use of an automobile to be leased by the Company (the “Company Car”), or (ii) a car allowance to be paid by the Company to Employee in the amount of Eight Hundred Dollars ($800) per month. In the event, a car allowance is paid by the Company, Employee shall be responsible for obtaining and paying for automobile insurance; in the event the Company leases an automobile for Employee, the Company shall obtain and pay for automobile insurance.

6. BONUS PLAN.

Your annual target incentive will be 100-200% of your Base Salary; payment of any bonus shall calculated by the Company in the reasonable exercise of its discretion and shall be dependent on Employee’s satisfaction of pre-determined milestones; these milestones will be established, on or before April 30, 2014, by the Compensation Committee of the Board of Directors in consultation with the Chairman and the Chief Executive Officer. You will not receive any bonus payment if you voluntarily resign or are terminated for cause prior to the bonus payout. Your termination shall be deemed to be “for cause” if it is, in whole or in part, based on: (i) your commission of an act of fraud, recklessness or gross negligence against the Company or any of its personnel, or in connection with the performance of your duties of employment hereunder; (ii) your commission of any act which is materially injurious to the Company, its personnel, its interests or its reputation; or (iii) your indictment or conviction for, or plea of no contest to, any felony or any other crime involving moral turpitude; or (iv) your willful failure to fulfill your duties and/or responsibilities of employment hereunder.

7. STOCK OPTIONS.

You will be eligible to participate in LSG’s stock option program, the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (the “Plan”). Within thirty (30) days after this Agreement has been signed by both parties, you will be granted an employee stock option to purchase a number of shares of LSG’s common stock that is commensurate (in the sole exercise of the Company’s discretion) with option grants made by the Company to its other similarly-situated executives, at an exercise price for the full option equal to $0.50 per share or the closing price-per-share of LSG’s publicly-traded common stock on the date or grant if such closing price is higher than $0.50 per share. This grant will vest, and become exercisable, over a 4

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year period, with one-fourth of said options vesting on each of the first four anniversary dates, and will be subject to the terms and conditions of the Plan and the stock option award agreement, which will be provided to you shortly after the grant date. This grant is subject to final approval by the Compensation Committee of LSG’s Board of Directors. In the event that the Company terminates Employee without Cause (as defined in Section 6, above), or Employee resigns for Good Reason (as defined in Section 12, below), those of Employee’s unvested options which were to vest within one year from such termination or resignation shall fully vest on Employee’s final date of employment with the Company.

8. LOCK-UP LETTER.

In the event that a request is made by an underwriter in connection with a proposed underwriting agreement or an offering of securities of the Company (“Securities”), or otherwise, that the Employee execute a Lock-Up Letter restricting or prohibiting her offer or sale of Securities, and/or containing other provisions that are typically included in such Lock-up Letter, he shall timely comply with such request, provided that it does not impose a lock-up period that is longer than that imposed on other executive officers of the Company, without any additional compensation therefor.

9. BENEFITS.

During the Term, Employee (and, as applicable, her eligible dependents) will be eligible to participate in LSG’s employee benefit plans and fringe benefit programs, including disability, medical, dental 401k, vision and life insurance options, on a basis no less favorable than such benefits and perquisites are provided to LSG’s other senior executives. Employee will be entitled to twenty (20) days of paid vacation during each full calendar year beginning after the Effective Date. LSG retains the right to modify, amend or terminate its employee benefit plans and programs at any time.

10. RELOCATION AND LODGING COSTS.

The Company will reimburse Employee up to the amount of Fifteen Thousand Dollars ($15,000) for household moving expenses that are actually incurred by Employee within 120 days of the Effective Date of this Agreement, in connection with her relocation to the Satellite Beach (or surrounding) area. In addition, the Company will pay the reasonable expense of transporting one vehicle from the Employee’s current residence to Satellite Beach, Florida. The Company will also pay up to $4,000 per month (in lieu of paying closing costs on the sale and purchase of a residence) for the rental cost, actually incurred, for an appropriate residence in Florida for the employee and her family for up to 24 months from the Effective Date. During such time as the Company continues to lease a home for use by Employee and her family, the lease payments made thereunder by the Company shall be in lieu of the aforementioned monthly payments of $4,000.

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11. TAXES.

Employee understands and acknowledges that she will be solely responsible for any income tax liability that results from her receipt of compensation and benefits hereunder, including without limitation any automobile lease payments made by the Company or relocation and lodging expenses paid by the Company.

12. TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON.

If, during your first 24 months of employment hereunder, LSG terminates your employment under without Cause (as defined in Section 6, above) or you resign for “Good Reason” (as defined below), LSG will continue to pay your Base Salary for a period of twelve (12) months following your termination or resignation, as the case may be, in accordance with LSG’s payroll practices, provided that the payments due within the first fifty-two (52) days after termination may be accrued and paid on the first payroll date on or after the fifty-second (52nd) day following your termination. The severance payment will be conditional upon your first executing and returning (within such time period as LSG may prescribe) after your termination (and not revoking) a valid waiver and release of all claims that you may have against LSG and its affiliates (the “Waiver and Release”), (ii) are further conditioned on your compliance with all post-termination obligations in this Agreement, and (iii) shall be reduced by the amount of any other payments for such period paid to you by LSG, if any.

“Good Reason” means the occurrence, without your prior written consent, of any of the following events: (a) any willful material breach by LSG of its obligations under this Agreement; (b) a reduction in your Base Salary (c) a material reduction by LSG in the kind or level of employee benefits to which you are entitled immediately prior to such reduction (other than a reduction generally applicable to all senior executives of LSG); provided, that any such event described in (a) through (c) above will not constitute Good Reason unless you deliver to LSG a written notice of termination for Good Reason within ninety (90) days after you first learn of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following the delivery of such notice LSG has failed to cure the circumstances giving rise to Good Reason.

13. CONFIDENTIALITY / NON-DISCLOSURE.

LSG shall provide you with “Confidential Information” (as defined below) in connection with the performance of your duties hereunder. You agree and acknowledge that LSG and its affiliates have a legitimate and continuing proprietary interest in the protection of its Confidential Information and that it has invested substantial time, money and effort and will continue to invest substantial time, money and effort to develop, maintain and protect such Confidential Information. During your employment and at all times thereafter, you will not, except with LSG’s written consent or in connection with carrying out your duties and responsibilities for LSG, furnish or make accessible to anyone or use for your own benefit or the benefit of anyone else any trade secrets, confidential or proprietary information of LSG and its affiliates, including but not limited to business plans and/or strategies, sales plans and/or strategies, marketing plans and/or strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists (hereafter referred to as “Confidential Information”); provided, that such

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Confidential Information shall not include information which at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of LSG or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information, but you must first (i) promptly notify LSG of such order, (ii) at LSG’s written request, diligently contest such order at the sole expense of LSG as expenses occur, and (iii) at LSG’s written request, seek to obtain, at the sole expense of LSG, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

14. NON-COMPETITION/ NON-SOLICITATION.

In consideration of LSG’s provision of Confidential Information, and the payments, benefits and other obligations of LSG to you pursuant to this Agreement, you hereby covenant and agree that, at all times during which you are employed by LSG and its affiliates and during the “Restricted Period” (as defined below), you will not, directly or indirectly, own any interest in, establish, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any “Competing Business” (as defined below) anywhere in the “Restricted Area” (as defined below). “Competing Business” means any person, business or entity engaged in the research, development, manufacture, or sale of LED lighting devices, including but not limited to, LED lighting components, LED retrofit lamps, LED luminaires, LED fixtures and/or LED lighting systems, and any other business engaged in by LSG or its affiliates (collectively, the “Company Group”) as conducted, or proposed to be extended or expanded, by the Company Group as of the date of your termination. Nothing herein shall prohibit you from investing in stocks, bonds, or other securities in any business if: (i) such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer, two percent (2%) of the issued and outstanding capital stock, or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and no control or influence over the management or policies of such business is exercised.

In further consideration of LSG’s provision of Confidential Information, the payments, benefits and other obligations of LSG to you pursuant to this Agreement, you hereby covenant and agree that, at all times during which you are employed by LSG and its affiliates and during the Restricted Period, you will not, directly or indirectly, solicit or attempt to solicit, from any of LSG’s customers, customer prospects, vendors, suppliers, and/or consultants, any business for any entity or individual other than LSG, and you will not otherwise attempt to persuade any of LSG’s customers, customer prospects, vendors, suppliers and/or consultants to end or reduce the amount of the business they conduct with LSG.

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In further consideration of LSG’s provision of Confidential Information, the payments, benefits and other obligations of LSG to you pursuant to this Agreement, you hereby covenant and agree that, at all times during which you are employed by LSG or its affiliates and during the Restricted Period, you will not hire, or assist anyone else to hire, any employee, consultant, or temporary employee of LSG or seek to persuade any employee, consultant, or temporary employee of LSG to discontinue employment or to become employed in any business other than LSG, nor seek to persuade any third party to discontinue a relationship with LSG.

You agree that, while you are employed, during the Restricted Period and subsequent to the completion or termination of the Restricted Period, you will, at LSG’s request and expense, execute all applications for United States and foreign patents, trademarks, copyrights, or other rights with respect to, and will otherwise provide assistance (including but not limited to the execution and delivery of instruments of further assurance or confirmation) to assign (and immediately upon creation will be deemed to have assigned), all Subject Intellectual Property to LSG and to permit LSG to enforce any patents, trademarks, copyrights, or other rights in and to Subject Intellectual Property. You agree not to file any patent, trademark, or copyright applications relating to Subject Intellectual Property. “Subject Intellectual Property” means all right, title, and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, recipes, formulas, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are or were conceived, reduced to practice, developed or made by you while employed by LSG and (b) either that (i) directly or indirectly relate to the actual or anticipated business, research and development or existing or future products or services of LSG, or (ii) are or were conceived, reduced to practice, developed or made using any of the equipment, supplies, facilities, assets or resources of LSG (including any intellectual property rights).

15. RESTRICTED PERIOD.

For purposes of this Agreement, and except as provided below, the “Restricted Period” shall mean a period of up to twenty-four (24) months following the date on which your employment ends (for whatever reason). LSG shall determine, at its sole option, the length of such period (if any) and shall communicate such determination to you in writing; After LSG has communicated to you the length of the Restricted Period, LSG shall have the right, at its sole option, to shorten such Restricted Period provided that LSG gives you 90-days’ written notice thereof.

LSG will pay you an amount equal to your Base Salary during the Restricted Period, which shall be payable to you in substantially equal installments in accordance with LSG’s payroll practices; provided, however, that such payments (i) are conditioned upon your executing and returning to LSG (and not revoking) a Waiver and Release, (ii) are further conditioned on your compliance with all post-termination obligations in this Agreement, and (iii) shall be reduced by the amount of any severance or other payments for such period paid to you by LSG, if any. For purposes of clarification, the “Restricted Period” shall not include any time period during which LSG is not paying your Base Salary.

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16. RESTRICTED AREA.

For purposes of this Agreement, “Restricted Area” means, because LSG is engaged in business throughout the United States and you have responsibility for and/or will perform services for or regarding LSG throughout the United States, the United States, and every country in which LSG conducts business during your employment with LSG.

17. APPLICATION OF SECTION 409A.

Each payment under this Agreement is intended to be exempt from Section 409A or in compliance with Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Without limiting the generality of the foregoing, the term “termination” of employment or any similar term used herein will be interpreted to mean “separation from service” within the meaning of Section 409A to the extent necessary to comply with Section 409A. In addition, notwithstanding any provision of this Agreement to the contrary, any payment that is subject to the six-month delay under Section 409A(a)(2)(B) of the Internal Revenue Code for a “specified employee”, if applicable, shall not be paid or commence until the earliest of: (i) the first day of the seventh month after your date of termination, (ii) the date of your death, or (iii) such earlier date as complies with the requirements of Section 409A. Each payment hereunder subject to Section 409A shall be considered a separate payment for purposes thereof. All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during your taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

18. ASSIGNMENT.

You may not transfer, delegate, or assign this Agreement or your obligations hereunder. LSG may transfer or assign this Agreement to a company or firm that succeeds to the business of LSG or into which LSG merges.

19. NOTICES.

Any notice or other communication that one party desires to give to the other under this Agreement shall be in writing, and shall be deemed effectively given upon (i) receipt by personal delivery, (ii) receipt by transmission by facsimile or electronic mail or (iii) the third business day following deposit in any United States mail box, by registered or certified mail, postage prepaid, addressed to the other party at the address set forth below or at such other address as a party may designate by 15 days advance notice to the other party pursuant to the provisions of this section.

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If to you:

Jennifer Sethre

c/o Lighting Science Group Corporation

1227 South Patrick Drive

Satellite Beach, FL 32937

If to the Company:

Lighting Science Group Corporation

1227 South Patrick Drive

Satellite Beach, FL 32937

Attention: CEO

20. LSG STANDARD PRACTICE AND PROCEDURES.

All other matters concerning your employment which are not specifically described in this Agreement will be in accordance with LSG’s standard practices and procedures.

21. ENTIRE AGREEMENT.

This Agreement contains the entire agreement and understanding between you and LSG and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of LSG and its affiliates (either oral or written). The terms of your employment may, in the future, be amended but only in writing, signed by you and signed by a duly authorized officer on behalf of LSG.

22. NO WAIVER.

No waiver of any term of this Agreement will be valid unless made in writing and signed by the party waiving such term. A waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by that same party.

23. DISPUTE.

In the event a dispute arises, this Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the substantive laws of the State of Florida. Jurisdiction and venue for the resolution of any disputes hereunder or relating to Employee’s employment with the Company, or her performance of duties or responsibilities pursuant thereto, shall be solely in Brevard County, within the State of Florida.

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24. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

25. UNENFORCEABLE PROVISIONS.

If any provision hereof shall be declared unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of this Agreement. Further, such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the maximum extent possible.

* * * *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed and delivered by their duly authorized representatives, as of the date first above written.

JENNIFER SETHRE		LIGHTING SCIENCE GROUP CORPORATION

Signature:	/s/ Jenifer Sethre	By:	/s/ Rick Davis
Date:		Title:	Chief Executive Officer
Date:

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